Exhibit 99.1

        Ibis Technology Announces Second Quarter 2005 Results;
           Charles M. McKenna Named Chief Operating Officer

    DANVERS, Mass.--(BUSINESS WIRE)--July 20, 2005--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the second quarter ended June 30, 2005.
    Due to the fact that the company discontinued its wafer manufacturing business, as reported in July 2004, the recording of wafer sales in this quarter and wafer revenue in previous quarters are now being reported net of related costs as gain or loss from discontinued operations in the company's statements of operations. Financial information for this quarter and previously reported quarterly and year to date information has been so adjusted for comparative purposes.
    Total revenues for the second quarter of 2005 were $198,000, compared to $167,000 in the preceding quarter, and compared to total revenues of $203,000 in the second quarter of 2004.
    Net loss for the 2005 second quarter was $2.6 million, or $0.25 per share, including a loss of $57,000 from discontinued operations. Excluding the loss from discontinued operations, the second quarter net loss was $2.6 million, or $0.24 per share. Net loss for the preceding quarter was $2.7 million, or $0.25 per share, including a gain from discontinued operations of $42,000. Net loss in the second quarter of 2004 was $3.4 million, or $0.32 per share, including a loss from discontinued operations of $1.3 million, or $0.13 per share. Net loss in the second quarter of 2004 excluding the loss from discontinued operations was $2.1 million, or $0.19 per share.
    For the first half of 2005, total revenues were $365,000 compared to $411,000 for the first half of last year. Net loss for the first six months of 2005 was $5.3 million, or $0.50 per share, including a loss from discontinued operations of $15,000. For the same period last year net loss was $6.8 million, or $0.64 per share, including a loss from discontinued operations of $2.7 million, or $0.25 per share.
    In a separate press release issued by Ibis today, the company announced that Charles M. McKenna has been named executive vice president and chief operating officer, effective today. McKenna will report directly to Martin J. Reid, Ibis' president and CEO, and will be responsible for managing the company's worldwide engineering, production and sales and marketing operations, plus a range of support functions.
    "We are very pleased to have Chuck McKenna join Ibis in this important, senior management role," said Reid. "Chuck has a wide variety of executive management skills, and the timing of his joining the company couldn't be better. We believe that our customers are seeing increasing interest in SIMOX-SOI wafers, and we are at a point where potential implanter demand requires the kind of strategic planning and management expertise Chuck has demonstrated so well in the past. His vast network of key contacts in this industry, combined with his skill in managing rapid, cost-effective growth will serve us well."
    Commenting on the results of the second quarter, Reid said, "In mid-June, we announced the shipment of an Ibis i2000 oxygen implanter to Sumitomo Mitsubishi Silicon Corporation (SUMCO). The implanter had completed the factory acceptance process, and was scheduled for installation at SUMCO's plant in Japan. The implanter now has been installed and is undergoing final adjustments before initiating on-site acceptance testing." The company continues to expect to recognize revenue on the sale of this implanter by the end of this year.
    This is the third i2000 implanter that has been sold by Ibis, and the second to a leading silicon wafer manufacturer. "As we have said before," said Reid, "we believe that the silicon wafer manufacturers are the ones who will be able to leverage the cost efficiencies of the SIMOX process and deliver quality, economical SOI wafers to the world's chipmakers. We continue to emphasize our strategic partnership with the wafer suppliers, working very closely with them to improve implanter throughput and product quality."
    "It was one year ago that we announced the discontinuance of the wafer-manufacturing portion of our business," said Reid. "This was done so we could focus our energies and resources on our equipment business. Since the time of that announcement, we have made great strides in developing, expanding and reinforcing our relationships with the world's silicon wafer suppliers. The strength of these partnerships, combined with the technological advancements that have been made through joint development activities with our wafer supplier customers, has demonstrated that we are on the right path."

    Corporate Outlook

    Commenting on the company's future outlook, Reid said, "Based on meeting certain customer engineering requirements, we expect final customer acceptance of the SUMCO implanter by year end. In addition, we expect to receive another implanter order by the end of this year, based on achieving planned improvements in implanter performance. We also look forward to positive prospects for orders in 2006, once our technology improvement goals have been met. However, the SOI market is still in its early stages and the pace of SOI adoption is difficult to predict; therefore, forecasting implanter sales is extraordinarily difficult and there are no guarantees that these orders will be forthcoming."
    The company ended the second quarter of 2005 with approximately $8.0 million in cash and believes it will have sufficient cash on hand, including cash expected to be received upon final customer acceptance of the SUMCO implanter shipped in June 2005, to support operations at current levels through at least the first quarter of 2006. Revenue recognition and receipt of the final 20 percent of the purchase price based on final customer acceptance at the customer's facility in Japan is expected by the end of this year. These expectations are based on current operating plans and the company's general sales outlook, each of which may change rapidly. The company intends to continue to invest in research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities may require further investment.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its second quarter results and outlook for the future on July 20, 2005 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2638. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the expected on-site acceptance of the i2000 implanter ordered by SUMCO, (ii) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (iii) the timing and likelihood of revenue recognition on that implanter, and (iv) the timing of SUMCO's ramping to production quantities on the i2000 implanter (v) customer interest in and demand for, and market acceptance of, the company's SIMOX-SOI technology, (vi) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (vii) the company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (viii) the timing and likelihood of revenue recognition on orders for the company's implanters, (ix) the timing and impact of the company's decision to discontinue its wafer manufacturing and sales operation, (x) the company's plan to focus on supplying implanters to wafer manufacturers, (xi) the company's expectations regarding future orders for i2000 implanters, (xii) the adequacy of the company's cash resources for continuing and future operations, and (xiii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2004. All information set forth in this press release is as of July 20, 2005, and Ibis undertakes no duty to update this information unless required by law.


                     Ibis Technology Corporation
                  Condensed Statement of Operations

                           Unaudited                 Unaudited
                         Quarter Ended        6 months Ended June 30,
                           June 30,              2004          2005
                        2004         2005
Contract and other
 revenue               $83,000      $96,000     $173,000     $164,000
Equipment revenue      120,000      102,000      238,000      201,000
                   ------------ ------------ ------------ ------------
   Total revenue       203,000      198,000      411,000      365,000
                   ------------ ------------ ------------ ------------
Cost of contract
 and other revenue       5,000            0       12,000            0
Cost of equipment
 revenue               372,000      222,000      699,000      522,000
                   ------------ ------------ ------------ ------------
   Gross profit
    (loss)            (174,000)     (24,000)    (300,000)    (157,000)
                   ------------ ------------ ------------ ------------
General and
 administrative        573,000      650,000    1,204,000    1,212,000
Marketing and
 sales                 425,000      402,000      766,000      792,000
Research and
 development           887,000    1,567,000    1,872,000    3,250,000
                   ------------ ------------ ------------ ------------
   Income (loss)
    from
    operations      (2,059,000)  (2,643,000)  (4,142,000)  (5,411,000)
Other income
 (expense)              (2,000)      55,000        7,000       94,000
                   ------------ ------------ ------------ ------------
Income (loss) from
 continuing
 operations         (2,061,000)  (2,588,000)  (4,135,000)  (5,317,000)
Gain (loss) from
 discontinued
 operations         (1,297,000)     (57,000)  (2,704,000)     (15,000)
                   ------------ ------------ ------------ ------------
   Net income
    (loss)         ($3,358,000) ($2,645,000) ($6,839,000) ($5,332,000)
                   ------------ ------------ ------------ ------------
Income (loss) from continuing operations per share:
   Basic                ($0.19)      ($0.24)      ($0.39)      ($0.50)
   Diluted              ($0.19)      ($0.24)      ($0.39)      ($0.50)
Weighted average number of shares used in income (loss) from continuing operations per share calculation:
   Basic            10,657,780   10,726,305   10,654,548   10,722,968
   Diluted          10,657,780   10,726,305   10,654,548   10,722,968
Net income (loss) per share:
   Basic                ($0.32)      ($0.25)      ($0.64)      ($0.50)
   Diluted              ($0.32)      ($0.25)      ($0.64)      ($0.50)
Weighted average number of shares used in net income
 (loss) per share calculation:
   Basic            10,657,780   10,726,305   10,654,548   10,722,968
   Diluted          10,657,780   10,726,305   10,654,548   10,722,968



                         Ibis Technology Corp
                       Condensed Balance Sheets

                                              Unaudited    Unaudited
                                             December 31,  June 30,
                                                 2004         2005
Assets
Current assets:
   Cash and cash equivalents                  $7,726,000   $8,039,000
   Accounts receivable                            35,000       66,000
   Unbilled revenue                                    0            0
   Inventories                                 5,625,000    5,791,000
   Other current assets                          761,000      781,000
   Assets held for sale                          131,000            0
                                             ------------ ------------
      Current assets                          14,278,000   14,677,000
Property and equipment                         6,325,000    5,642,000
      Other assets                             1,680,000    1,462,000
                                             ------------ ------------
      Total assets                           $22,283,000  $21,781,000
                                             ============ ============
Liabilities and Stockholders' Equity
Current liabilities:
   Capital lease obligation, current                  $0           $0
   Accounts payable                              393,000      370,000
   Accrued Liabilities                         1,418,000    1,489,000
   Deferred revenue                               52,000    4,813,000
                                             ------------ ------------
      Current liabilities                      1,863,000    6,672,000
                                             ------------ ------------
Stockholders' equity                          20,420,000   15,109,000
                                             ------------ ------------
   Total liabilities and stockholders'
    equity                                   $22,283,000  $21,781,000
                                             ============ ============


    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President